Exhibit 5.1

June 27, 2014

Heron Therapeutics, Inc.

123 Saginaw Drive

Redwood City, California 94063

Re:	Heron Therapeutics, Inc.
Registration Statement on Form S-3 (File No. 333-195928)

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-3, File No. 333-195928, as amended (the “Registration Statement”), of Heron Therapeutics, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of (i) up to 5,175,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), and (ii) warrants of the Company to purchase 600,000 shares of Common Stock (the “Pre-Funded Warrants” and the shares of Common Stock issuable upon exercise of the Pre-Funded Warrants being the “Warrant Shares”), pursuant to the Underwriting Agreement dated as of June 25, 2014 among the Company and the Underwriters named therein.

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Securities and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that (i) the Shares, when issued against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; (ii) the Warrant Shares, when issued upon exercise of the Pre-Funded Warrants against payment therefor as set forth in the Registration Statement, will be validly issued, fully paid and non-assessable; and (iii) the Pre-Funded Warrants are legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP